UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2022

Nuveen Churchill Direct Lending Corp.
(Exact name of registrant as specified in its charter)

Maryland	000-56133	84-3613224
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 Park Avenue, 14th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 207-2003

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 22, 2022, Nuveen Churchill Direct Lending Corp. (the “Company”) priced a term debt securitization (the “2022 Debt Securitization”). Term debt securitization is also known as a collateralized loan obligation and is a form of secured financing incurred by the Company.

In connection with pricing of the 2022 Debt Securitization, on April 22, 2022, the Company and Churchill NCDLC CLO-I, LLC (the “2022 Issuer”), an indirect, wholly-owned, consolidated subsidiary of the Company entered into a Purchase and Placement Agreement (the “Purchase and Placement Agreement”) with Wells Fargo Securities, LLC, as initial purchaser (in such capacity, the “Initial Purchaser”) and NatWest Markets Plc, as co-placement agent (in such capacity, the “Co-Placement Agent” and, together with the Initial Purchaser, the “Placement Agents”), pursuant to which the 2022 Issuer agreed to sell certain of the notes to be issued pursuant to an indenture (the “2022 Notes”) to the Placement Agents as part of the 2022 Debt Securitization. In addition, the Company expects to enter into a Credit Agreement (the “Credit Agreement”) with U.S. Bank Trust Company, National Association, as trustee and loan agent, and the lenders party thereto (the “Lenders”), pursuant to which the Lenders will agree to make loans to the Company in an aggregate amount equal to $30 million (the “2022 Loans” and, together with the 2022 Notes, the “2022 Debt”) as part of the 2022 Debt Securitization.

The 2022 Notes consist of $199 million of AAA Class A-1 2022 Notes, which bear interest at the three-month Term SOFR plus 1.80%; $34.25 million of AAA Class A-1F 2022 Notes, which bear interest at 4.42%; $47.25 million of AA Class B 2022 Notes, which bear interest at the three-month Term SOFR plus 2.30%; $31.5 million of A Class C 2022 Notes, which bear interest at the three-month Term SOFR plus 3.15%; $27 million of BBB Class D 2022 Notes, which bear interest at the three-month Term SOFR plus 4.15%; and approximately $79,325,000 of Subordinated 2022 Notes, which do not bear interest. The Company will directly retain all of the Subordinated 2022 Notes. The 2022 Debt is backed by a diversified portfolio of senior secured and second lien loans. Through April 20, 2026, all principal collections received on the underlying collateral may be used by the 2022 Issuer to purchase new collateral under the direction of the Company, in its capacity as collateral manager of the 2022 Issuer and in accordance with the Company’s investment strategy, allowing the Company to maintain the initial leverage in the 2022 Debt Securitization. The 2022 Notes are due on April 20, 2034.

Pursuant to the Credit Agreement, the Lenders will make $30 million of AAA Class A-L 2022 Loans to the Company, which bear interest at the three-month Term SOFR plus 1.80% and will be fully drawn upon closing of the transactions. The 2022 Loans are scheduled to mature, and, unless earlier repaid, the entire unpaid principal balance thereof will be due and payable on April 20, 2034. By written notice of 100% of the holders of the 2022 Loans, the Lenders may elect to convert all of the Class A-L 2022 Loans held by such Lenders into Class A-1 2022 Notes.

The closing of the issuance of the 2022 Debt, pursuant to the Purchase and Placement Agreement and the Credit Agreement, as applicable, is subject to customary closing conditions, including that the closing occur on or prior to May 20, 2022 (the “Closing Date”) and that certain of the 2022 Debt has been assigned agreed-upon ratings by S&P Global Ratings, an S&P Global Ratings Inc. business, or any respective successor or successors thereto.

The Company will serve as collateral manager to the 2022 Issuer under a collateral management agreement and will waive any management fee due to it in consideration for providing these services.

The description of the Purchase and Placement Agreement contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the underlying agreement, attached hereto as Exhibit 10.1 and incorporated into this Current Report on Form 8-K by reference. The description of each of the Credit Agreement, the indenture governing the 2022 Debt Securitization, and the collateral management agreement contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the underlying agreement, each of which will be filed as an exhibit to the Current Report on Form 8-K and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2022.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this current report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Purchase and Placement Agreement by and among, Churchill NCDLC CLO-I LLC, Wells Fargo Securities, LLC, as initial purchaser and NatWest Markets Plc, as co-placement agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuveen Churchill Direct Lending Corp.

Date: April 22, 2022	By:	/s/ Kenneth J. Kencel
Kenneth J. Kencel Chief Executive Officer and President